EXHIBIT 99.1

American River Bankshares Reports Second Quarter 2020 Results

SACRAMENTO, Calif., July 16, 2020 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $1.7 million, or $0.30 per diluted share for the second quarter of 2020 compared to $1.3 million, or $0.22 per diluted share for the second quarter of 2019.  For the six months ended June 30, 2020, net income was $3.2 million or $0.54 per diluted share, compared to $2.4 million or $0.41 per diluted share for the six months ended June 30, 2019.

“As one would expect, the second quarter 2020 was significantly impacted by the COVID-19 pandemic.  Much of our activity was focused on addressing the issues caused by the pandemic,” said David E. Ritchie, Jr., President and Chief Executive Officer. “Our priority was keeping our staff and clients safe and helping our clients navigate this crisis through loan deferrals and PPP loans.”

Financial Highlights

  Net loans increased $102.0 million (28.5%) from June 30, 2019 to June 30, 2020.  During the first half of 2020, net loans increased $66.6 million (16.9%).  Much of the growth in 2020 is related to loans funded under the Paycheck Protection Program (“PPP”).  These PPP loans directly benefitted the businesses and employees in our local communities.   The Company funded 477 PPP loans totaling $80.2 million in the second quarter of 2020.  At June 30, 2020, loan totals included $75.8 million in PPP loans.
  Deposits increased $160.5 million (27.6%) from June 30, 2019 to June 30, 2020 and increased $136.8 million (22.6%) during the first six months of 2020.
  The second quarter 2020 net interest margin was 3.48%, compared to 3.75% for the first quarter of 2020 and 3.57% for the second quarter of 2019.  The net interest margin for the six months ended June 30, 2020 was 3.60%, compared to 3.58% for the six months ended June 30, 2019.
  Net interest income was $6.5 million in the second quarter of 2020, compared to $5.6 million in the second quarter of 2019.  For the six months ended June 30, 2020, net interest income was $12.7 million, compared to $11.2 million for the six months ended June 30, 2019.
  Pretax, pre-provision income increased $1.0 million (54.7%) to $2.9 million in the second quarter of 2020, compared to $1.9 million in the second quarter of 2019.  For the six months ended June 30, 2020 pretax, pre-provision income was $5.4 million, an increase of $1.8 million (49.0%) when compared to $3.6 million for the first six months of 2019.
  The allowance for loan losses was $6.2 million (1.33% of total loans) at June 30, 2020, compared to $4.8 million (1.31% of total loans) at June 30, 2019.  The $75.8 million of PPP loans are 100% Guaranteed by the Small Business Administration (“SBA”) and, therefore, do not carry the same risk of loss as the rest of the loan portfolio.  Excluding PPP loans and the related loan fees, the allowance for loan losses to total loans was 1.58% at June 30, 2020.  There were no nonperforming loans at June 30, 2020, December 31, 2019 or June 30, 2019.
  Shareholders’ equity was $90.3 million at June 30, 2020, compared to $86.9 million at March 31, 2020 and $80.9 million at June 30, 2019.  Tangible book value per share was $12.45 at June 30, 2020, compared to $11.92 at March 31, 2020 and $10.94 at June 30, 2019.  Book value per share was $15.20 per share at June 30, 2020, compared to $14.68 per share at March 31, 2020 and $13.71 per share at June 30, 2019.
  The Company continued the quarterly cash dividend by paying a $0.07 per share cash dividend on May 13, 2020.
  The Company continues to maintain strong capital ratios.  At June 30, 2020, the Leverage ratio was 8.4% compared to 9.4% at March 31, 2020 and 9.3% at June 30, 2019; the Tier 1 Risk-Based Capital ratio was 15.5% compared to 15.3% at March 31, 2020 and 15.5% at June 30, 2019, and the Total Risk-Based Capital ratio was 16.7% compared to 16.6% at March 31, 2020 and 16.7% at June 30, 2019.

Northern California Economic Update, June 30, 2020.

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties. Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., ycharts, and the State of California Employment Development Department.

The commercial real estate and employment data below primarily covering years 2017 through 2019 reflects mostly positive trends in the markets we serve.  2019 commercial real estate results reflect some slight signs of slowing when compared to year-end 2018.  Unemployment for the month of December 2019 decreased when compared to year-end 2018.  As of May 31, 2020, unemployment has increased in all of the market areas of the Bank, due in large part to the COVID-19 pandemic.

The Bank’s management continues to closely monitor the ongoing economic effects of the COVID-19 pandemic, including temporary and permanent business closures, increased unemployment, and the disruption of supply chains for construction.  It is anticipated that unemployment will stabilize as businesses begin to reopen while the commercial real estate market begins to recover in the coming months.

Commercial Real Estate. In the Greater Sacramento Area, when comparing fourth quarter 2018 to fourth quarter 2017, commercial real estate vacancies improved in all segments.  Office vacancy decreased from 14.9% to 14.0%, retail vacancy decreased from 9.1% to 7.8%, and industrial vacancy decreased from 5.9% to 4.7%.  As of the fourth quarter 2019, vacancies in office and industrial segments decreased slightly further to 13.8% and 4.6% respectively.  Retail vacancy increased slightly over the year, topping at 8.3%, however, rested at 7.8% as of fourth quarter 2019.  Limited numbers were provided for Q1 2020 due to the COVID-19 pandemic.

In Sonoma County, vacancy rates fluctuated within a relatively narrow range during 2018. Comparing fourth quarter 2018 to fourth quarter 2017, commercial real estate office vacancy decreased slightly from 12.5% to 12.3%, retail vacancy increased from 3.8% to 4.5%, and industrial vacancy increased from 4.6% to 4.8%.  As of fourth quarter 2019, Sonoma County’s retail and industrial vacancy rates decreased slightly further to 4.3% and 4.7% respectively.  Office vacancy remained flat at 12.3%.

In all segments (office, retail, and industrial), the Greater Sacramento Area reported a positive absorption from December 31, 2017 through December 31, 2018.  Some fluctuation has occurred in 2019 and as of December 31, 2019 absorption was a positive 129,414 square feet (SF) for office, 568,000 SF for retail, and 120,000 SF for industrial.  For Q1 2020, office had absorption of 183,000 SF and industrial had absorption of 58,000 SF.

Sonoma County and the City of Santa Rosa reported positive absorption for the office segment from December 31, 2017 through the third quarter of 2018.  Although absorption remained positive for the fourth quarter of 2018 and into 2019, it was trending downward, and at the end of the third quarter 2019 was negative 45,441 SF in Sonoma County and a positive 44,143 SF in Santa Rosa.  Information for Q1 2020 is not yet available.

Industrial absorption in Sonoma County was also positive through third-quarter 2018, however, experienced an increasingly negative absorption since that time.  During the third quarter 2019, some improvement was made, however, absorption was still a negative 71,923 SF.  As of fourth quarter 2019, industrial absorption improved further to a positive 18,599 SF.  In the City of Santa Rosa, industrial absorption was positive from December 31, 2017 through June 30, 2018, however began to decline as of September 30, 2018 at which time absorption was a negative 7,795 SF.  As of September 30, 2019, absorption was a negative 6,876 SF, however improved as of December 31, 2019 to a positive 81,630 SF.  Retail absorption data for Sonoma County and the City of Santa Rosa is not available for the time periods mentioned above.

In the Greater Sacramento area, commercial lease rates overall have increased from December 31, 2017 through December 31, 2018 with lease rates ranging from the following: office: $1.88/SF to $1.99/SF; retail: $1.34/SF to $1.38/SF and industrial: $0.50/SF to $0.57/SF. Fourth quarter 2018 lease rates represent the top of the range in two segments at $1.99/SF for office and $0.57/SF for industrial. Retail decreased slightly from $1.39/SF in third quarter 2018 to $1.38/SF in fourth quarter 2018.  As of fourth quarter 2019, lease rates for office, industrial, and retail remained flat at $1.99/SF, $0.57/SF, and $1.41/SF respectively.  For Q1 2020, retail lease rates were not available.  For office, rates increased to $2.02/SF and industrial decreased to $0.54/SF.

As a proxy for Sonoma County, the City of Santa Rosa’s gross office lease rates as of year-end 2017 ranged from $1.75/SF to $2.35/SF and industrial rates ranged from $0.90/SF to $1.10/SF. Year-end 2018 office rental rates ranged from $1.80/SF to $2.50/SF (depending on quality) and industrial rates ranged from $0.95/SF to $1.30/SF with cannabis use rents ranging from $1.50/SF to $3.00+ per SF gross. As of second quarter 2019, office rental rates ranged from $1.95 - $2.35/SF full service for Class A, and $1.75 - $1.90/SF full service for Class B.  Industrial rental rates ranged from $0.95 - $1.25/SF gross (non-cannabis).  Retail rental rates ranged from $2.00 - $4.50/SF NNN for shops in anchor centers and $1.25 - $1.50/SF NNN for anchor space in anchor centers.  Subsequent data for Santa Rosa is not yet available.  There is no retail rental rate data available for the City of Santa Rosa for the other time periods mentioned above.

Due to the rural nature of the Amador County region, it has the lowest level of commercial real estate concentration in the Bank’s footprint.  There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Multi-family. The Bank’s multi-family loan portfolio is widely spread geographically throughout California. Sacramento data is currently being used below as it is the Bank’s largest concentration, however, as multi-family loans become more concentrated in other major areas they may be added in the future.

The multi-family market in the Sacramento area has reflected high occupancy from March 31, 2018 through December 31, 2019.  The highest occupancy rate within this time range was in third quarter 2019 at 96.9%, and the lowest was first quarter 2018 at 96.3%.  As of fourth quarter 2019, occupancy was at 96.5%.  Monthly lease rates during this period ranged from $1,367 in first quarter 2018 to $1,495 in fourth quarter 2019.  As of the first quarter 2020, occupancy totaled 96.4% and lease rates increased to $1,514.

The trailing 12-month cap rate from first quarter 2018 through fourth quarter 2019, ranged with some fluctuation from a high of 5.8% in fourth quarter 2019 to a low of 4.8% in the second quarter 2019.  As of first quarter 2020, the 12-month cap rate was 5.3%.

Employment. National unemployment, which reached a high of 10.0% at October 31, 2009, had dropped steadily over the years and stabilized.  However, the recent global COVID-19 pandemic facing the nation has had a sudden and tremendous impact on unemployment.  When compared to December 2016, national unemployment decreased from 4.7% to 4.1% in December 2017, 3.9% in December 2018, and 3.5% as of December 2019.  As of May 31, 2020, the national unemployment rate was 13.3%, a sharp increase compared to February 2020’s 3.9% unemployment rate.

California unemployment was 4.4% at December 31, 2017.  As of December 2018 and December 2019, the rate decreased further to 4.3% and 3.9% respectively.  The California preliminary unemployment rate increased to 16.3% as of May 2020.  The number of employed Californians increased during years 2017 and 2018, and slowed at year-end 2019.  There were 18.5 million employed at the end of 2017, and 18.7 million at the end of years 2018 and 2019.  As of May 2020, the number of employed Californians decreased since year-end 2019 by 3,190,000 jobs. The June 2020 data is not yet available for California.

All three of the Bank’s markets have reported positive unemployment rate results from year-end 2017 to year-end 2019 with an increase in unemployment in 2020 due to COVID-19.  When comparing December 31, 2017 to December 31, 2018, unemployment rates increased slightly from 3.9% to 4.0% in the Sacramento MSA and decreased from 2.9% to 2.6% in the Santa Rosa-Petaluma MSA.  As of December 31, 2019, the unemployment rate for Sacramento and Santa Rosa-Petaluma MSAs decreased to 3.2% and 2.4%, respectively.  Over the same period, Amador County’s unemployment has improved decreasing to 4.3% at December 31, 2017, 4.0% at December 31, 2018, and 3.6% at December 31, 2019.

As of May 2020, unemployment rates increased in all areas compared to year-end 2019 as follows: Sacramento MSA increased from 3.2% to 13.6%, Santa-Rosa-Petaluma MSA increased from 2.4% to 12.7%, and Amador County from 3.6% to 15.1%.

Job growth was positive in all of the Bank’s markets from year-end 2017 to year-end 2018. Compared to December 2017, job growth was 3.7% for Sacramento MSA, 1.6% for Santa Rosa MSA and 1.2% for Amador County as of December 2018.  As of December 2019, the number employed decreased slightly in the Sacramento MSA and Santa Rosa MSA, 0.19% and 0.39% respectively, while Amador County increased the number employed 2.08%.  May 2020 results reflect a decrease in job growth for all three areas.  The number employed in the Sacramento MSA decreased by 147,000 jobs or 13.74%, Santa Rosa MSA 39,000 jobs or 15.35%, and Amador County 2,350 jobs or 16.48%.

Balance Sheet Review

American River Bankshares’ assets totaled $870.9 million at June 30, 2020, compared to $720.4 million at December 31, 2019, and $689.2 million at June 30, 2019.

Net loans totaled $460.4 million at June 30, 2020, compared to $393.8 million at December 31, 2019, and $358.4 million at June 30, 2019.

The loan portfolio at June 30, 2020 included: real estate loans of $319.8 million (68% of the portfolio), Paycheck Protection Program Loans (“PPP”) of $75.8 million (16% of the portfolio), commercial loans of $40.0 million (9% of the portfolio) and other loans, which consist mainly of agriculture and consumer loans of $33.8 million (7% of the portfolio).  The real estate loan portfolio at June 30, 2020 includes: owner-occupied commercial real estate loans of $73.6 million (23% of the real estate portfolio), investor commercial real estate loans of $141.9 million (44% of the real estate portfolio), multi-family real estate loans of $48.4 million (15% of the real estate portfolio), construction and land development loans of $26.9 million (9% of the real estate portfolio) and residential real estate loans of $29.0 million (9% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans, other assets and other real estate owned (“OREO”).  Nonperforming loans include all such loans that are either placed on nonaccrual status or are 90 days past due as to principal or interest, but still accrue interest because such loans are well-secured and in the process of collection. NPAs were $865,000 at June 30, 2020 compared to $1.4 million at December 31, 2019 and $957,000 at June 30, 2019.   The NPAs to total assets ratio decreased to 0.10% at the end of June 2020 from 0.19% at December 31, 2019 and from 0.14% one year ago.

At June 30, 2020 and at December 31, 2019, the Company had one OREO property totaling $846,000 compared to a balance of $957,000 at June 30, 2019.  During the fourth quarter of 2019, the book value of this OREO property was written down from $957,000 to $846,000 after receipt of an updated appraisal.  During the second quarter of 2020 the Company took possession of an automobile which was held as collateral for a loan.  The book value of this automobile at June 30, 2020 was $19,000 and was classified in other assets.  This asset was sold in early July with no additional loss.  At June 30, 2020, December 31, 2019, and June 30, 2019 there was not a valuation allowance for OREO properties.

Loans measured individually for impairment were $7.1 million at the end of June 2020, compared to $7.6 million at December 31, 2019, and $7.9 million a year ago.  Specific reserves of $130,000 were held on the impaired loans at June 30, 2020, compared to $142,000 at December 31, 2019 and $105,000 at June 30, 2019.  There was $545,000 in provision for loan losses in the second quarter of 2020 compared to $180,000 for the second quarter of 2019.  The Company had net recoveries of $16,000 in the second quarter of 2020, comprised of $22,000 in loan recoveries and $6,000 in loan losses, compared to net recoveries of $4,000 in the second quarter of 2019.  The $6,000 loan loss was related to the repossessed automobile mentioned above.  There was $1.0 million in provision for loan losses in the first half of 2020 compared to $360,000 in provision for the first half of 2019.  The additions to the loan loss allowance in 2020 was due to uncertainty in the economic market during 2020 due to the COVID-19 pandemic.  For the first six months of 2020, the Company had net recoveries of $20,000 compared to net recoveries of $9,000 in the first six months of 2019.  The Company continues to gather the latest information available to perform and update its impairment analysis.  As more information becomes available, including the economic impact of the COVID-19 pandemic, the Company will update the impairment analysis, which could lead to further charges to the ALLL.  The Company maintains the allowance for loan losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan losses that management believes is appropriate at each reporting date.

Investment securities, which excludes $4.2 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $252.4 million at June 30, 2020, down 3.8% from $262.2 million at December 31, 2019 and 4.8% from $265.0 million at June 30, 2019.  At June 30, 2020, the investment portfolio was comprised of 92% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 6% obligations of states and political subdivisions, and 2% corporate bonds.  The reduction in the investment portfolio during 2020 was to increase the Company’s cash position in light of potential liquidity needs due to the COVID-19 pandemic.

At June 30, 2020, total deposits were $741.7 million, compared to $604.8 million at December 31, 2019 and $581.1 million one year ago.  Core deposits increased 36.4% to $672.2 million at June 30, 2020 from $492.7 million at June 30, 2019 and increased 26.6% from $531.0 million at December 31, 2019.  The Company considers all deposits except time deposits as core deposits.

At June 30, 2020, noninterest-bearing demand deposits accounted for 42% of total deposits, interest-bearing demand accounts were 11%, savings deposits were 11%, money market balances accounted for 27% and time certificates were 9% of total deposits.  At June 30, 2019, noninterest-bearing demand deposits accounted for 38% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 23% and time certificates were 15% of total deposits.

Shareholders’ equity increased $7.4 million (8.9%) to $90.3 million at June 30, 2020 compared to $82.9 million at December 31, 2019 and $9.4 million (11.6%) from $80.9 million at June 30, 2019.  The increase in equity from December 31, 2019 was due to a $4.8 million increase in accumulated other comprehensive income related to an increase in the unrealized gain on securities, a $2.3 million increase in Retained Earnings due to the net income for the year less cash dividends declared ($0.8 million), plus a $0.2 million increase in common stock from equity compensation.

Net Interest Income

The net interest income during the second quarter of 2020 increased $892,000 (15.8%) to $6.5 million from $5.6 million in the second quarter of 2019 and for the six months ended June 30, 2020, net interest income increased $1.5 million (13.7%) to $12.7 million from $11.2 million for the six months ended June 30, 2019.  The net interest margin as a percentage of average earning assets was 3.48% in the second quarter of 2020, compared to 3.75% in the first quarter of 2020 and 3.57% in the second quarter of 2019.  For the six months ended June 30, 2020 the net interest margin was 3.60% compared to 3.58% for the six months ended June 30, 2019.  Interest income for the second quarter of 2020 increased $0.7 million (11.2%) to $7.0 million from $6.3 million for the second quarter of 2019 and for the six months ended June 30, 2020, interest income increased $1.3 million (10.3%) to $13.7 million from $12.4 million for the six months ended June 30, 2019.

The average tax equivalent yield on earning assets decreased from 3.97% in the second quarter of 2019 to 3.72% for the second quarter of 2020 and for the six months ended June 30, 2020 decreased to 3.88% from 3.97% for the six months ended June 30, 2019.  Much of the decrease in yields for both the three- and six-month period comparisons can be attributed to an overall lower rate environment and a large increase in cash held in interest-bearing deposits in banks during this low rate environment.   The average balance of interest-bearing deposits in banks increased $46.3 million from $7.1 million to $53.4 million for the second quarter of 2020, while the yield decreased from 2.04% to 0.15% during that same time period.   Interest-bearing deposits in banks increased $24.2 million (355.9%) from $6.8 million to $31.0 million for the first half of 2020 while the yield decreased from 2.38% to 0.35%.

The average balance of earning assets increased $121.4 million (19.0%) from $638.6 million in the second quarter of 2019 to $760.0 million in the second quarter of 2020 and for the six months ended June 30, 2020, increased $79.2 million (12.5%) to $715.0 million from $635.8 million for the six months ended June 30, 2019.  The average PPP loans outstanding during the second quarter of 2020 was $40.7 million.

Interest expense for the second quarter of 2020 decreased $193,000 (29.8%) to $455,000 from $648,000 for the second quarter of 2019 and for the six months ended June 30, 2020 decreased $249,000 (20.2%) to $1.0 million from $1.2 million for the six months ended June 30, 2019.  The decrease in interest expense is related to a reduction in some higher rate time deposits.  As these time deposits matured they renewed at lower market rates or they exited the Company and were replaced by lower cost checking and money market accounts.  Average time deposits decreased $18.2 million (20.6%) from $88.4 million during the second quarter of 2019 to $70.2 million during the second quarter of 2020 and the cost of those funds decreased from 1.80% to 1.09% during that same time period.  The average cost of funds decreased from 0.67% in the second quarter of 2019 to 0.42% in the second quarter of 2020.  Average interest-bearing liabilities increased $52.6 million (13.6%) from $386.6 million during the second quarter of 2019 to $439.2 million during the second quarter of 2020.

Noninterest Income and Expense

Noninterest income for the second quarter of 2020 was $336,000, a decrease of $85,000 (20.2%) from $421,000 in the second quarter of 2019 and was $788,000, a decrease of $44,000 (5.3%) for the six months ended June 30, 2020 from $832,000 in the first six months of 2019.   For both periods, the decrease in noninterest income was predominately related to a decrease in gain on sale of securities from a gain of $29,000 in the second quarter of 2019 to no gain in the second quarter of 2020 and from $65,000 in the first half of 2019 to $38,000 for the first half of 2020.  Service charges also decreased from $139,000 in the second quarter of 2019 to $111,000 in 2020.  Although they increased year over year, the decrease in the second quarter of 2020 is largely due to higher average deposit balances resulting from PPP loan fundings and deferred income tax payments.

Noninterest expense decreased $232,000 (5.6%) to $3.9 million for the second quarter of 2020 from $4.1 million in the second quarter of 2019 and decreased $276,000 (3.3%) from $8.4 million for the six months ended June 30, 2019 to $8.1 million for the same period in 2020.  The decrease is primarily due to a decrease in salaries and employee benefits of $233,000 (8.5%) from the second quarter of 2019 to 2020 and $149,000 (2.7%) from the first half of 2019 to the first half of 2020 due to an increase in the deferral of direct loan origination costs, which reduced salary expense.  Each PPP loan that was recorded had an associated cost.  The total cost for all of the PPP loans funded during the quarter was $332,000.  The decrease in noninterest expense is also due to a decrease in other expenses of $128,000 (6.4%) from $2.0 million in the first half of 2019 to $1.9 million in the first half of 2020, which includes costs such as insurance, advertising, director expenses, technology and telephone expenses, and bank charges.  The largest change within the other expenses category is in advertising and business development.  Advertising and business development decreased $251,000 (69.9%) from $359,000 in the first half of 2019 to $108,000 in the first half of 2020.  Much of this decrease is related to the shelter in place order within our markets reducing the number of business development opportunities and events.

The fully taxable equivalent efficiency ratio for the second quarter of 2020 decreased to 56.7% from 68.0% for the second quarter of 2019 and for the six months ended June 30, 2020, decreased to 59.8% from 69.4% for the six months ended June 30, 2019.

Provision for Income Taxes

Federal and state income taxes for the quarter ended June 30, 2020 increased by $209,000 (47.0%) from $445,000 in the second quarter of 2019 to $654,000 in the second quarter of 2020 and increased $332,000 (40.5%) from $819,000 in the first six months of 2019 to $1.2 million in 2020.  The higher provision for taxes in 2020 compared to 2019 primarily resulted from a lower level of tax benefits from tax-exempt investments and equity compensation and an increase in taxable income in 2020.

Earnings Conference Call

The second quarter earnings conference call will be held Thursday, July 16, 2020 at 1:30 p.m. Pacific Time.  David E. Ritchie, Jr., President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions.   Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2485 and entering the Conference ID 6424 747#.  A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We provide financial expertise and exceptional service to complement a full suite of banking products and services to meet the needs of the communities we serve. For more information, call (800) 544-0545 or visit our website at AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include income before provisions for loan losses and income taxes (referred to as “pretax, pre-provision income”), tangible book value and taxable equivalent basis.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Income Before Provision for Loan Losses and Income Taxes (non-GAAP financial measures)

Income before provision for loan losses and income taxes (pretax, pre-provision income) adds back both the provision for loan losses and the provision for income taxes to net income.  The Company believes the income before deducting the provisions for loan losses and income taxes facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 21% effective tax rate for 2019 and 2020 allows for comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments.  The efficiency ratio is a measure of a banking company’s overhead as a percentage of its revenue.  The Company derives this ratio by dividing total noninterest expense by the sum of the taxable equivalent net interest income and the total noninterest income.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Investor Contact:
Mitchell A. Derenzo
Executive Vice President and
Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Jennifer J. Held
Vice President, Marketing Director
American River Bankshares
916-231-6717

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	June 30,	December 31,	June 30,
ASSETS	2020	2019	2019
Cash and due from banks	$17,472	$15,258	$16,764
Federal funds sold	-	-	-
Interest-bearing deposits in banks	95,230	2,552	2,998
Investment securities	252,353	262,213	265,027
Loans:
Real estate	319,812	323,771	299,988
Commercial	40,014	43,019	35,341
Paycheck Protection Program loans ("PPP")	75,804	-	-
Other	33,737	32,871	27,462
Deferred loan origination (fees) costs, net	(2,729)	(721)	378
Allowance for loan losses	(6,198)	(5,138)	(4,761)
Loans, net	460,440	393,802	358,408
Bank premises and equipment, net	979	1,191	1,136
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	4,212	4,259	4,259
Other real estate owned, net	846	846	957
Accrued interest receivable and other assets	23,065	23,911	23,341
	$870,918	$720,353	$689,211

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$310,502	$227,055	$214,012
Interest checking	77,930	69,834	70,791
Money market	199,941	158,319	136,240
Savings	83,830	75,820	71,689
Time deposits	69,447	73,809	88,405
Total deposits	741,650	604,837	581,137
Short-term borrowings	17,000	9,000	2,000
Long-term borrowings	10,460	10,500	13,500
Accrued interest and other liabilities	11,538	13,107	11,655
Total liabilities	780,648	637,444	608,292

SHAREHOLDERS' EQUITY
Common stock	$30,745	$30,536	$30,373
Retained earnings	52,927	50,581	48,329
Accumulated other comprehensive income	6,598	1,792	2,217
Total shareholders' equity	90,270	82,909	80,919
	$870,918	$720,353	$689,211

Ratios:
Nonperforming loans to total loans	0.00%	0.00%	0.00%
Net recoveries to average loans (annualized at June 30, 2020
and 2019)	-0.01%	-0.02%	-0.01%
Allowance for loan losses to total loans	1.33%	1.29%	1.31%
Allowance for loan losses to total non PPP loans	1.58%	1.29%	1.31%

American River Bank Capital Ratios:
Leverage Capital Ratio	8.49%	9.26%	9.34%
Common Equity Tier 1 Risk-Based Capital	15.62%	14.93%	15.62%
Tier 1 Risk-Based Capital Ratio	15.62%	14.93%	15.62%
Total Risk-Based Capital Ratio	16.88%	16.10%	16.80%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	8.42%	9.16%	9.25%
Tier 1 Risk-Based Capital Ratio	15.48%	14.77%	15.48%
Total Risk-Based Capital Ratio	16.73%	15.94%	16.66%

Nonperforming loans	-	-	-
Nonperforming assets	865	1,363	957

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Second	Second		For the Six Months
	Quarter	Quarter	%	Ended June 30,		%
	2020	2019	Change	2020	2019	Change
Interest income	$6,975	$6,276	11.1%	$13,690	$12,408	10.3%
Interest expense	455	648	(29.8)%	982	1,231	(20.2)%
Net interest income	6,520	5,628	15.8%	12,708	11,177	13.7%
Provision for loan losses	545	180	202.8%	1,040	360	188.9%
Noninterest income:
Service charges on deposit accounts	111	139	(20.1)%	266	260	2.3%
Gain on sale of securities	-	29	(100.0)%	38	65	(41.5)%
Other noninterest income	225	253	(11.1)%	484	507	(4.5)%
Total noninterest income	336	421	(20.2)%	788	832	(5.3)%
Noninterest expense:
Salaries and employee benefits	2,511	2,744	(8.5)%	5,376	5,525	(2.7)%
Occupancy	259	255	1.6%	515	512	0.6%
Furniture and equipment	139	140	(0.7)%	282	280	0.7%
Federal Deposit Insurance Corporation assessments	49	45	8.9%	76	95	(20.0)%
Expenses related to other real estate owned	18	4	350.0%	23	8	187.5%
Other expense	940	960	(2.1)%	1,860	1,988	(6.4)%
Total noninterest expense	3,916	4,148	(5.6)%	8,132	8,408	(3.3)%
Income before provision for income taxes	2,395	1,721	39.2%	4,324	3,241	33.4%
Provision for income taxes	654	445	47.0%	1,151	819	40.5%
Net income	$1,741	$1,276	36.4%	$3,173	$2,422	31.0%

Basic earnings per share	$0.30	$0.22	36.4%	$0.54	$0.41	31.7%
Diluted earnings per share	$0.30	$0.22	36.4%	$0.54	$0.41	31.7%

Net interest margin as a percentage of
average earning assets (fully taxable equivalent)	3.48%	3.57%		3.60%	3.58%

Average diluted shares outstanding	5,879,215	5,862,416		5,881,385	5,860,914

Operating Ratios:
Return on average assets	0.85%	0.74%		0.83%	0.71%
Return on average equity	7.98%	6.53%		7.39%	6.36%
Return on average tangible equity	9.81%	8.25%		9.11%	8.07%
Efficiency ratio (fully taxable equivalent)	56.71%	67.99%		59.79%	69.44%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of pretax, pre-provision income by adding back the provisions for both loan losses and income taxes to net income.

	Second	Second		For the Six Months
	Quarter	Quarter		Ended June 30,
	2020	2019		2020	2019
Reported net income	$1,741	$1,276		$3,173	$2,422
Provision for loan losses	545	180		1,040	360
Provision for income taxes	654	445		1,151	819
Pretax, pre-provision net income	$2,940	$1,901		$5,364	$3,601

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
	2020	2020	2019	2019	2019
Interest income	$6,975	$6,715	$6,707	$6,555	$6,276
Interest expense	455	527	603	627	648
Net interest income	6,520	6,188	6,104	5,928	5,628
Provision for loan losses	545	495	180	120	180
Noninterest income:
Service charges on deposit accounts	111	155	149	149	139
Gain on sale of securities	-	38	41	9	29
Other noninterest income	225	259	249	259	253
Total noninterest income	336	452	439	417	421
Noninterest expense:
Salaries and employee benefits	2,511	2,865	2,893	2,898	2,744
Occupancy	259	256	255	256	255
Furniture and equipment	139	143	142	120	140
Federal Deposit Insurance Corporation assessments	49	27	-	(47)	45
Expenses related to other real estate owned	18	5	119	7	4
Other expense	940	920	936	859	960
Total noninterest expense	3,916	4,216	4,345	4,093	4,148
Income before provision for income taxes	2,395	1,929	2,018	2,132	1,721
Provision for income taxes	654	497	511	561	445
Net income	$1,741	$1,432	$1,507	$1,571	$1,276

Basic earnings per share	$0.30	$0.24	$0.26	$0.27	$0.22
Diluted earnings per share	$0.30	$0.24	$0.26	$0.27	$0.22

Net interest margin as a percentage of
average earning assets (fully taxable equivalent)	3.48%	3.75%	3.63%	3.62%	3.57%

Average diluted shares outstanding	5,879,215	5,883,576	5,881,901	5,870,916	5,862,416
Shares outstanding-end of period	5,938,009	5,918,375	5,898,878	5,903,228	5,903,228

Operating Ratios (annualized):
Return on average assets	0.85%	0.80%	0.82%	0.88%	0.74%
Return on average equity	7.98%	6.77%	7.22%	7.65%	6.53%
Return on average tangible equity	9.81%	8.38%	8.99%	9.57%	8.25%
Efficiency ratio (fully taxable equivalent)	56.71%	62.96%	65.74%	64.01%	68.00%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of pretax, pre-provision income by adding back the provisions for both loan and lease losses and income taxes to net income.

	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
	2020	2020	2019	2019	2019
Reported net income	$1,741	$1,432	$1,507	$1,571	$1,276
Provision for loan losses	545	495	180	120	180
Provision for income taxes	654	497	511	561	445
Pretax, pre-provision net income	$2,940	$2,424	$2,198	$2,252	$1,901

American River Bankshares
Analysis of Net Interest Margin on Earning Assets (Unaudited)
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended June 30,	2020			2019
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans	$427,494	$5,084	4.78%	$331,376	$4,086	4.95%
Tax-exempt loans	20,783	245	4.74%	20,613	200	3.89%
Taxable investment securities	252,928	1,633	2.60%	268,371	1,886	2.82%
Tax-exempt investment securities	5,372	43	3.22%	11,183	120	4.30%
Federal funds	-	-	N/A	-	-	0.00%
Interest-bearing deposits in banks	53,399	20	0.15%	7,088	36	2.04%
Total earning assets	759,976	7,025	3.72%	638,631	6,328	3.97%
Cash & due from banks	29,142			15,667
Other assets	39,844			41,336
Allowance for loan losses	(5,724)			(4,650)
	$823,238			$690,984

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$265,937	$175	0.26%	$202,877	$120	0.24%
Savings	78,891	7	0.04%	72,436	7	0.04%
Time deposits	70,208	191	1.09%	88,398	397	1.80%
Other borrowings	24,140	82	1.37%	22,918	124	2.17%
Total interest bearing liabilities	439,176	455	0.42%	386,629	648	0.67%
Noninterest bearing demand deposits	284,831			215,981
Other liabilities	11,515			10,054
Total liabilities	735,522			612,664
Shareholders' equity	87,716			78,320
	$823,238			$690,984
Net interest income & margin		$6,570	3.48%		$5,680	3.57%

Six months ended June 30,	2020			2019
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans	$400,160	$9,759	4.90%	$322,034	$7,903	4.95%
Tax-exempt loans	22,140	523	4.75%	18,310	409	4.50%
Taxable investment securities	256,260	3,372	2.65%	275,648	3,910	2.86%
Tax-exempt investment securities	5,409	88	3.27%	12,713	200	3.17%
Federal funds	-	-	N/A	348	5	2.90%
Interest-bearing deposits in banks	31,007	54	0.35%	6,775	80	2.38%
Total earning assets	714,976	13,796	3.88%	635,828	12,507	3.97%
Cash & due from banks	22,494			15,920
Other assets	40,340			41,374
Allowance for loan losses	(5,471)			(4,536)
	$772,339			$688,586

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$248,080	$379	0.31%	$206,918	$214	0.21%
Savings	76,710	14	0.04%	73,016	14	0.04%
Time deposits	70,498	420	1.20%	88,018	785	1.80%
Other borrowings	20,559	169	1.65%	21,235	218	2.07%
Total interest bearing liabilities	415,847	982	0.47%	389,187	1,231	0.64%
Noninterest bearing demand deposits	258,695			212,737
Other liabilities	11,400			9,842
Total liabilities	685,942			611,766
Shareholders' equity	86,397			76,820
	$772,339			$688,586
Net interest income & margin		$12,814	3.60%		$11,276	3.58%